EESA §111(b)(4) Certification for First Fiscal Year

I, John F. Hawkins, certify, based on my knowledge, that:

(i)           The compensation committee of Parke Bancorp, Inc., Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Parke Bancorp, Inc.;

(ii)           The compensation committee of Parke Bancorp, Inc. has identified and limited during the applicable period any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Parke Bancorp, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to Parke Bancorp, Inc. and has limited those features to ensure that Parke Bancorp, Inc. is not unnecessarily exposed to risks;

(iii)           The compensation committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Parke Bancorp, Inc. to enhance the compensation of an employee and has limited any such features;

(iv)           The compensation committee of Parke Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)           The compensation committee of Parke Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Parke Bancorp, Inc.;

(B)	Employee compensation plans that unnecessarily expose Parke Bancorp, Inc. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Parke Bancorp, Inc. to enhance the compensation of an employee;

(vi)           Parke Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)           Parke Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii)           Parke Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix)           The board of directors of Parke Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Parke Bancorp, Inc. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, require approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)           Parke Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi)           Parke Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)           Parke Bancorp, Inc. will disclose whether Parke Bancorp, Inc., the board of directors of Parke Bancorp, Inc., or the compensation committee of Parke Bancorp, Inc. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)           Parke Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv)           Parke Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Parke Bancorp, Inc. and Treasury, including any amendments;

(xv)           Parke Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)           I understand that a knowing and willful false or fraudulent statement made in connection with this certification maybe punished by fine, imprisonment, or both.  [See, for example, 18 U.S.C. 1001]

Date:	March 25, 2010	/s/	By:	John F. Hawkins
John F. Hawkins
Senior Vice President Chief Financial Officer

3